Exhibit 99.1

International Stem Cell Corporation Announces Strategic Enhancement of its Management Team

OCEANSIDE, Calif. – November 10, 2009 -- International Stem Cell Corporation (ISCO.OB), www.internationalstemcell.com  announced today that it had made important strategic changes in its management team to leverage its growing opportunities in the therapeutic and research product markets.

The Company’s current Board Member and Executive Vice-President, Dr. Andrey Semechkin, will become CEO on November 15, 2009 and Brian Lundstrom, an experienced biopharmaceutical executive, has joined the Company as President. Kenneth Aldrich, will remain as Chairman of the Board and continue the active role he has played since the founding of the Company. Jeffrey Janus will remain as Senior Vice President of ISCO and CEO of its subsidiary, Lifeline Cell Technology.

Commenting on these management changes, Mr. Aldrich said, “We have been searching for many months to find exactly the right combination of skills and experience to replace what we lost with the death of our former CEO, Jeff Krstich, in 2008. The wait has been well worthwhile. With these changes, ISCO now has two outstanding new executives to help lead it into the next phase of the development and commercialization of its unique stem cell platform. Dr. Semechkin’s international experience and reputation as a creative businessman will prove invaluable as ISCO becomes ever more involved in international research, collaborations and clinical trials, whether in Russia or elsewhere in the World, and Mr. Lundstrom’s deep biopharmaceutical experience will enable the company to develop and commercialize market-driven therapeutic solutions.”

Dr. Semechkin is 50 years of age and has had an extraordinary career in both his native Russia and internationally, including the US. He has more than 20 years of experience in successfully creating and developing many companies in different industries and scientific sectors. In 2005-2006, as part of the senior management team of the JSC Russian Railways, he was responsible for the reform and modernization of the structure of that organization.

He is a member of the prestigious Russian Academy of Science, specializing in management theory, strategic planning and system analysis. He is also the author of several books in those fields and in 2005 was awarded the Russian Federation Government Award in Science and Technology in recognition of his scientific achievements.

Dr. Semechkin was introduced to ISCO in 2008 through our Chief Scientific Officer, Dr. Revazova, and he has since become an investor and active contributor of skills and advice to the Company.

Mr. Lundstrom is 47 years of age and trained in immunology, molecular biology, finance and marketing. He brings to ISCO 23 years of clinical and commercial development and corporate transactional experience from predominantly publicly traded and commercially operating companies like Novo Nordisk and SangStat/Genzyme, global leaders in biological therapies, diabetes, transplantation and other chronic diseases.

As ISCO’s President, Mr. Lundstrom will focus primarily on development and commercialization of ISCO’s universal stem cell bank and therapeutic applications. He will also be deeply involved in ISCO’s day-to-day operations and will work with Mr. Aldrich in interacting with the company’s analysts and public markets.

Mr. Aldrich commented that “Mr. Lundstrom provides biopharmaceutical and corporate partnering experience to advance the company into development that we expect to be highly complementary to Dr. Semechkin’s international management and investment experience.”

ABOUT INTERNATIONAL STEM CELL CORPORATION (ISCO.OB):

International Stem Cell Corporation is a California biotechnology company focused on developing therapeutic and research products. ISCO’s technology, Parthenogenesis, results in the creation of pluripotent human stem cell lines from unfertilized human eggs.  ISCO scientists have created the first Parthenogenetic homozygous stem cell line (phSC-Hhom-4) that can be a source of therapeutic cells that will minimize immune rejection after transplantation into hundreds of millions of individuals of differing sexes, ages and racial groups. These advancements offer the potential to create the first true “Stem Cell Bank” and address ethical issues by eliminating the need to use or destroy fertilized embryos. ISCO also produces and markets specialized cells and growth media worldwide for therapeutic research through its subsidiary Lifeline Cell Technology. For more information, visit the ISCO website at: www.internationalstemcell.com.

To subscribe to receive ongoing corporate communications please click on the following link: http://www.b2i.us/irpass.asp?BzID=1468&to=ea&s=0.

FORWARD-LOOKING STATEMENTS:

Statements pertaining to anticipated future financial and/or operating results, future growth in research, technology, clinical development and potential joint venture and other opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Key Words: Stem Cells, Biotechnology, Parthenogenesis

CONTACTS:

International Stem Cell Corporation
Kenneth C. Aldrich, Chairman, CEO
760-940-6383
kaldrich@intlstemcell.com

The Investor Relations Group
212-825-3210
Media Relations:
Laura Colontrelle
lcolontrelle@investorrelationsgroup.com